UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 16, 2014

CDK Global Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-36486	46-5743146
(Commission File Number)	(I.R.S. Employer Identification No.)

1950 Hassell Road, Hoffman Estates, IL	60169
(Address of principal executive offices)	(Zip Code)

(847) 397-1700

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 16, 2014, CDK Global Holdings, LLC (the “Company”) entered into a Credit Agreement among the Company, the borrowing subsidiaries from time to time party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”), providing for a senior unsecured revolving credit facility (the “revolving credit facility”) and a senior unsecured term loan facility (the “term loan facility” and, together with the revolving credit facility, the “Credit Facilities”).

Also on September 16, 2014, the Company entered into a Bridge Credit Agreement among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Bridge Agreement”), providing for a bridge loan facility (the “Bridge Loan Facility”). The Credit Facilities and the Bridge Loan Facility were entered into in connection with the Company’s separation (the “Separation”) from its parent company, Automatic Data Processing, Inc. (“ADP”), and the distribution (the “Distribution”) of the Company’s common stock to ADP’s stockholders.

Credit Facilities

The obligations of the lenders to make loans under the Credit Facilities are subject to satisfaction or waiver of certain conditions precedent. These conditions (the “Closing Conditions”) include, among others, accuracy in all material respects of representations and warranties, absence of defaults, satisfaction of all conditions to the Separation and Distribution and the payment of a cash dividend of approximately $825 million to ADP immediately prior to the Separation (the “Cash Dividend”). In the event that the Separation and Distribution have not been completed by December 31, 2014, the lenders’ commitments to provide the Credit Facilities will terminate. In the event that the Separation and Distribution have not been completed by the end of the third business day following the initial funding under the Credit Facilities, the lenders’ commitments under the revolving credit facility will expire and all borrowings under the Credit Facilities will mature on the following business day.

Revolving Credit Facility

The revolving credit facility will provide the Company with up to $300 million of borrowing capacity and includes a sub-limit of up to $100 million for loans in Euro and Sterling. In addition, the revolving credit facility contains an accordion feature that will allow the Company to increase the available borrowing capacity under the facility to up to $400 million, subject to the agreement of lenders under the facility or other financial institutions that become lenders to extend commitments as part of the increased revolving facility. The revolving credit facility will mature on the fifth anniversary of the date on which the Closing Conditions are satisfied, subject to up to two one-year extensions if lenders holding a majority of the revolving commitments approve such extension.

Borrowings under the revolving credit facility will be available for general corporate purposes. The revolving credit facility is unsecured and loans thereunder will bear interest, at the Company’s option, at (a) the rate at which deposits in the applicable currency are offered in the London interbank market (or, in the case of borrowings in Euro, the European interbank market) plus margins varying from 1.125 percent to 2.00 percent per annum based on the Company’s senior, unsecured, non-credit-enhanced, long-term debt ratings from Standard & Poor’s Ratings Group and Moody’s Investors Services Inc. (the “Ratings”) or (b) solely in the case of

U.S. dollar loans, (i) the highest of (A) the prime rate of JPMorgan Chase Bank, N.A., (B) a rate equal to the average of the overnight federal funds rate with a maturity of one day plus a margin of 0.50 percent per annum and (C) the rate at which dollar deposits are offered in the London interbank market for a one-month interest period plus 1.00 percent, plus (ii) margins varying from 0.125 percent to 1.00 percent per annum based on the Ratings. The unused portion of the revolving credit facility will be subject to commitment fees ranging from 0.125 percent to 0.350 percent per annum based on the Ratings.

Term Loan Facility

The term loan facility will provide the Company with up to $250 million of borrowing capacity available in a single drawing on the date on which the Closing Conditions are satisfied. The term loan facility will mature on the fifth anniversary of the closing date, and will be subject to amortization in equal quarterly installments of 1.25 percent of the aggregate principal amount of the term loans made on the closing date, with any unpaid principal amount to be due and payable on the maturity date.

Borrowings under the term loan facility will be available to pay the Cash Dividend, to pay fees and expenses related to the Separation and Distribution and related transactions and for general corporate purposes. The term loan facility is unsecured, and the loans thereunder will bear interest at the same rates as are applicable to dollar loans under the revolving credit facility. From and including September 30, 2014, a ticking fee will accrue on the aggregate amount of undrawn commitments under the term loan facility at a rate varying from 0.125 percent to 0.350 percent per annum, based on the Ratings. Such ticking fees shall be payable in arrears at the end of each calendar quarter and upon the borrowing under or termination of the commitments in respect of the term loan facility.

Restrictive Covenants and Other Matters

The Credit Facilities contain various covenants and restrictive provisions that limit the ability of the Company’s subsidiaries to incur additional indebtedness; the ability of the Company to consolidate or merge with other entities; and the ability of the Company and its subsidiaries to incur liens, to enter into sale and leaseback transactions and to enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends. If the Company fails to perform its obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the Credit Facilities could be declared immediately due and payable. The Credit Agreement also has, in addition to customary events of default, an event of default triggered by the acceleration of the maturity of any other indebtedness the Company may have in an aggregate principal amount in excess of $75 million.

The Credit Facilities also contain financial covenants that provide that (A) the ratio of the Company’s total consolidated indebtedness to consolidated EBITDA shall not exceed 3.50 to 1.00 and (B) the ratio of the Company’s consolidated EBITDA to consolidated interest expense shall not exceed 3.00 to 1.00.

Bridge Loan Facility

The Bridge Loan Facility provides the Company with $750 million of borrowing availability. The Company intends to use the borrowings under the Bridge Loan Facility, together with borrowings under the term loan facility, (i) to pay the Cash Dividend, (ii) to pay for expenses in connection with the Separation and Distribution, the entry into the Credit Facilities and the Bridge Loan Facility and other related transactions and (iii) for general corporate purposes.

The Bridge Loan Facility will mature 90 days after the date of the initial borrowing thereunder. The Company has an option to extend the maturity once during the term of the Bridge Loan Facility to no later than 180 days after the date of the initial borrowing thereunder. The Company is also required to prepay borrowings under the Bridge Loan Facility upon the receipt of net proceeds from any incurrence of debt other than certain permitted debt and any issuance of equity interests in the Company. Subsequent to the completion of the Separation and Distribution, the Company expects to refinance the Bridge Loan Facility through an offering of senior notes.

The Bridge Loan Facility is unsecured, and the loans thereunder will bear interest at the same rates as are applicable to dollar loans under the Credit Facilities. From and including September 30, 2014, a ticking fee will accrue on the aggregate amount of undrawn commitments under the Bridge Loan Facility at a rate varying from 0.125 percent to 0.350 percent per annum, based on the Ratings. The ticking fees will be payable in arrears at the end of each calendar quarter and upon the borrowing under or termination of the commitments in respect of the Bridge Loan Facility. The Bridge Loan Facility will contain the same covenants and restrictive provisions, including the financial covenants, as the Credit Facilities. If the Company fails to perform its obligations under these and other covenants, any outstanding borrowings, together with accrued interest, under the Bridge Loan Facility could be declared immediately due and payable. The Bridge Loan Facility also has, in addition to customary events of default, an event of default triggered by the acceleration of the maturity of any other indebtedness the Company may have in an aggregate principal amount in excess of $75 million.

Item 8.01.	Other Events.

On September 19, 2014, the Company announced that it will begin making presentations to the equity investment community in preparation for its planned September 30, 2014 spinoff from ADP. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Credit Agreement, dated as of September 16, 2014, among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2	Bridge Credit Agreement, dated as of September 16, 2014, among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.1	Press Release dated September 19, 2014, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2014

CDK Global Holdings, LLC

By:	/s/ Steven J. Anenen
	Name:	Steven J. Anenen
	Title:	President and Chief Executive Officer